Press Release

August 6, 2007
FOR IMMEDIATE RELEASE

Intellect Neurosciences, Inc. and Medical Research Council Technology (U.K.) Enter into Agreement to Humanize Two Monoclonal Antibodies for the Treatment of Alzheimer's Disease

Intellect Selects Antibody Drug Candidates for Development Using its ANTISENILIN(R) Patented Technology

NEW YORK and LONDON, Aug. 6 /PRNewswire-FirstCall/ -- Intellect Neurosciences, Inc. (OTC Bulletin Board: ILNS - News) and Medical Research Council Technology (MRCT) announced today that the two companies have entered into an agreement under which MRCT will use its proprietary technology and advanced know-how to humanize Intellect's beta-amyloid specific, monoclonal antibodies for the treatment of Alzheimer's disease. The antibodies are intended as a form of passive immunization to promote clearance from the brain of the endogenous soluble Alzheimer's toxin, beta-amyloid, where it accumulates and causes devastating damage to victims of the disease. Humanization is an essential step in making antibodies safe for use in humans.

Under the terms of the agreement, Intellect will pay MRCT milestone payments related to the development and commercialization of the humanized antibodies and a royalty based on sales of the resulting drug products. Intellect is the holder of patents in Japan and other countries related to antibodies, and methods of treatment for Alzheimer's disease.

"The humanization step marks an important milestone in the development of our antibodies," commented Dr. Daniel Chain, CEO and Chairman of Intellect. "Our monoclonal antibodies incorporate a unique safety feature that is needed to avoid the danger of interference with the important physiological functions of other related proteins."

Professor Donald Price, Professor of Pathology, Neurology and Neuroscience and Founding Director of the Alzheimer's Disease Research Center at The Johns Hopkins School of Medicine and a member of Intellect's Scientific Advisory Board, commented: "We believe that free-end specific antibodies such as those being developed by Intellect reduce the risk of triggering adverse reactions because of their specificity. These antibodies are difficult to generate and are an achievement for which Intellect should be proud."

"We are delighted that Intellect will apply its pioneering patented technology, expertise and resources to the development and commercialization of humanized monoclonal antibodies to fill the large unmet clinical need of Alzheimer's disease," said Dr. Michael Dalrymple, MRCT's CEO. "We are gratified to play an important role in the development of these antibodies."

About Alzheimer's disease

Alzheimer's disease, the most common form of dementia, is characterized by progressive loss of memory and cognition, ultimately leading to complete debilitation and death. A hallmark feature of Alzheimer's pathology is the presence of insoluble protein deposits known as beta-amyloid on the surface of nerve cells, which results from the accumulation of soluble beta-amyloid in the brain. The effects of the disease are devastating to the patients as well as the caregivers, with significant associated health care costs. It is estimated that there are over 12 million people suffering from Alzheimer's disease in the developed countries with the number increasing also in developing countries as the global population ages. Currently marketed drugs transiently affect some of the symptoms of the disease, but there are no drugs on the market today that slow or arrest the progression of the disease. These symptomatic drugs are projected to generate approximately $4 billion in sales by 2008, indicating both the size of the market and the demand for effective treatment beyond symptomatic improvements.

About Intellect's Immunotherapy Platforms for Alzheimer's disease

Immunotherapy for Alzheimer's disease involves making an antibody molecule available to bind to the endogenous beta-amyloid toxin, thus promoting its clearance away from the brain. This therapeutic outcome can be achieved either by provoking the patient's immune system to generate such an antibody (active immunization) or by administering an externally generated antibody (passive immunization). Both approaches have the potential to slow or arrest disease progression provided that key safety issues are addressed. Intellect has incorporated proprietary safety features into its ANTISENILIN® and RECALL- VAX(TM) technology platforms for both passive and active immunization, respectively. These features and supporting patent position provides the Company with a strong competitive advantage in this field.

About Intellect Neurosciences, Inc.

Intellect Neurosciences, Inc. is a biopharmaceutical company engaged in the discovery and development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer's disease and other disorders. The company has a broad proprietary immunotherapy platform for both passive and active immunization against Alzheimer's disease. Also, Intellect has recently completed Phase I clinical trials for OXIGON(TM), a unique antioxidant and anti-amyloid compound that has potential to treat Alzheimer's disease and other disorders. For additional information, please visit http://www.intellectns.com.

About Medical Research Council Technology

MRCT is the exclusive commercialization catalyst for the UK Medical Research Council (MRC), working to translate cutting edge scientific discoveries into commercial products. MRCT bridges the gap between innovative basic science and making medicine. By providing both chemical tools and therapeutic antibody candidates, MRCT gives pharmaceutical and biotechnology companies new starting points for drug discovery and development, based on MRC advances in science.

MRCT's Therapeutic Antibody Group (TAG) scientists have a proven track record of success in antibody humanization, which extends over 18 years and has produced 8 clinical candidates and two regulatory approved humanized antibodies. For additional information, please visit http://www.mrctechnology.org.

For additional information, please visit http://www.intellectns.com

For further information contact:

Elliot Maza
President & Chief Financial Officer

7 West 18th Street, 9th Floor
New York, NY 10011, USA
Tel: 212- 448-9300